Exhibit 3.15

THE COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156B, Section 72)

We, Robert Band, President, and Rosemary A. Ortega, Assistant Clerk, of PERINI INTERNATIONAL CORPORATION, located at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, certify that these Articles of Amendment affecting articles numbered:  1 of the Articles of Organization were duly adopted at a meeting held on June 11, 1997, by vote of:

110 shares of common Stock of 110 shares outstanding,

being at least a majority of each type, class or series outstanding and entitled to vote thereon:

The name of this corporation is hereby changed from PERINI INTERNATIONAL CORPORATION to PERINI MANAGEMENT SERVICES, INC.

To change the number of shares and the par value (if any) of any type, class or series of stock which the corporation is authorized to issue, fill in the following:

The total presently authorized is:      NO CHANGE

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:

Preferred:		Preferred:

Change the total authorized to:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:

Preferred:		Preferred:

The foregoing amendment(s) will become effective when these Articles of Amendments are filed in accordance with General Laws, chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

Later effective date:	.

SIGNED UNDER THE PENALTIES OF PERJURY, this 12th day of June, 1997.

/s/Robert Band	, President
Robert Band

/s/Rosemary Ortega	, Assistant Clerk
Rosemary Ortega